EXHIBIT 10.20(a)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made as of the 3rd day of October, 2005 to be effective as of January 15, 2006 (the “Amendment Effective Date”), between PARK RIDGE HOLDING COMPANY (“Landlord”), iGate Mastech, Inc. (formerly known as Emplifi Inc.) (“Tenant”), and iGate, Inc., (parent of Tenant)(“Successor Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated February 27, 2001 (the “Lease”), whereby Tenant currently leases the approximately 21,074 square feet of space comprising the entire 5th Floor space, as well as approximately 11,170 square feet of space containing a portion of the 3rd Floor as depicted on Exhibit A to the Lease (the “Premises”) located in the building known as the Park Ridge Office Center, Building One, 1000 Commerce Drive, Findlay Township, Pennsylvania (the “Building”); and

WHEREAS, Tenant and Johnson, Mirmiran and Thompson, Inc. (“JMT”) entered into that certain Sublease effective March 1, 2002 (the “Sublease”), whereby Tenant currently sublets an approximately 4,298 square foot portion of the Premises located on the Third Floor and depicted on Exhibit A to the Sublease (the “Subleased Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease in order to extend the Term, reduce the base rent, alter the Premises, assign the Lease to Successor Tenant as the parent of Tenant, and assign the Sublease to Landlord, among other things, as hereinafter provided.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Defined Terms. All capitalized terms used herein but not otherwise defined have the same meaning ascribed thereto in the Lease.

2. Recitals. The foregoing recitals are incorporated by reference herein and are made part of this Amendment.

3. Assignment of Sublease. Effective as of the Amendment Effective Date, Tenant agrees to assign its interest in the Sublease to Landlord, and Landlord agrees to assume the Tenant’s interest in the Sublease. Each of the parties hereto covenants and agrees to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request, including providing notice to JMT, to more effectively consummate the assignment and assumption contemplated by this provision. Tenant acknowledges and agrees that as of the Amendment Effective Date, Tenant shall have no rights to any rent collected pursuant to the Sublease, and as such Tenant agrees to prorate and return to Landlord any rent actually collected by Tenant pursuant to the Sublease for any period occurring after the Amendment Effective Date. Landlord and Tenant agree and acknowledge that Tenant shall have no further rights, obligations or liabilities as to the Subleased Premises as of the Amendment Effective Date. Nothing in this provision, however, shall relieve Tenant of any obligations or liabilities incurred as to the Subleased Premises, either as Tenant under the Lease or as sublessor under the Sublease, prior to the Amendment Effective Date, and as such, Tenant agrees to indemnify, defend and hold Landlord free and harmless from any and all actions, costs, claims, expenses, fines, liabilities or losses incurred prior to the Amendment Effective Date and relating to the Subleased Premises or as sublessor under the Sublease.

4. Premises.

(a)	Commencing on the Amendment Effective Date and continuing through the end of the Term as extended by this Amendment, and notwithstanding anything contained in the Lease to the contrary, the Premises identified in Paragraph 1.1 of the Lease and further depicted as Exhibit A thereto shall be deleted and substituted in its place shall be the space depicted as Exhibit A attached hereto and made a part hereof Tenant agrees to accept the Premises depicted on Exhibit A attached hereto on the Amendment Effective Date in its “as-is” condition.

(b)	Commencing on the Amendment Effective Date and continuing through the end of the Term as extended by this Amendment, the reference to “Floor(s): Entire 5th floor and a portion of the 3rd floor” contained in the Basic Lease Information shall be deleted and “Floor(s): Entire 5th floor and a portion of the 2nd floor” shall be substituted in its stead.

“Approximately 30,412 square feet consisting of approximately 21,074 square feet comprising the entire 5th floor, and approximately 9,338 square feet on the 2nd floor of the Building”.

5. Term. Prior to this Amendment, the Term of the Lease was scheduled to expire on April 30, 2006. Landlord and Successor Tenant agree that the Lease Term is hereby extended an additional three (3) years. As such, the new Expiration Date pursuant to this Amendment is April 30, 2009. All references in the Lease to “April 30, 2006” as the Expiration Date shall be deleted and “April 30, 2009” shall be substituted in its place. The Lease shall remain in full force and effect during the Term except as modified by the terms hereof or as may be inconsistent herewith.

6. Rent. Commencing on the Amendment Effective Date and continuing through the end of the Term as extended by this Amendment, and notwithstanding anything contained in the Lease to the contrary, the rent schedule contained in the Basic Lease Infolniation of the Lease is deleted in its entirety and the following is substituted in its stead:

	Annual Rent Rate	Annual Rent	Monthly Rent
January 15, 2006 - January 14, 2007	$14.50/SF	$440,974.00	$36,747.83
January 15, 2007 - January 14, 2008	$15.25/SF	$463,783.00	$38,648.58
January 15, 2008 - April 30, 2009	$16.00/SF	$486,592.00	$40,549.33

7. Additional Rent.

(a)	Commencing on the Amendment Effective Date and continuing through the end of the Term as extended by this Amendment, all references in the Lease to “2001” as Tenant’s Excess Taxes Base and Excess Expenses Base shall be deleted and “2006” shall be substituted in its stead.

(b)	Commencing on the Amendment Effective Date and continuing through the end of the Term as extended by this Amendment, and notwithstanding anything contained in the Lease to the contrary, Tenant’s Share of Excess Expenses and Tenant’s Share of Excess Taxes shall be 30.6%. Accordingly, commencing upon the Amendment Effective Date, each reference in the Lease to 33.3% as either Tenant’s Share of Excess Expenses or Tenant’s Share of Excess Taxes shall be deleted and “30.6%” shall be substituted it its stead.

8. Tenant Address and Contact Person. The Contact Person for Successor Tenant contained in the Basic Lease Information shall be deleted and substituted in its stead is the following:

Daniel Daugherty

V.P., Corporate Legal Affairs

9. Tenant Options. Tenant and Successor Tenant acknowledge and agree that they have no rights of renewal, expansion, first offer, refusal, reduction, termination, nor does it have any rights to any tenant improvements (including, without limitation, signage), rent abatement or tenant improvement allowances, whatsoever with respect to the Premises, unless specifically set forth in this Amendment. Tenant and Successor Tenant specifically waive their right of option to renew, as well as their right of first offer, as originally granted in the Lease. Tenant and Successor Tenant further acknowledge and agree that Landlord is no longer in possession of any security deposit, and as such, Tenant and Successor Tenant have no rights to any refund of any security deposit.

10. Renewal Rights. Successor Tenant shall have the right to renew this Lease for one (1) three (3) year term, which shall commence upon the day immediately proceeding the Expiration Date as defined in Paragraph 5 herein and shall end at Midnight on April 30, 2012 (the “Renewal Term”); provided, however, that Tenant must deliver written notice of its intent to renew no later than six (6) months prior to the Expiration Date. The Basic Rent applicable to the Renewal Term shall be an amount equal to the then Prevailing Market Rate for similar properties in the Parkway West submarket of Pittsburgh in effect at the end of the Initial Term. The Base Year for the Renewal Teem shall be the first calendar year of such Renewal Term. For purposes of this paragraph, the “Prevailing Market Rate” shall mean an amount of base rent on an annual basis and for the Renewal Term which a willing owner who has space available and a willing tenant who needs or desires to lease space would agree upon, in an open market, for space comparable to the Premises and the condition thereof, situate in a building comparable to that in which the Premises are situated and located in the Parkway West submarket of

Pittsburgh, said comparable office space to be leased on the condition that the tenant pay, as additional rent, any increases in operating costs, real estate taxes and such other amounts as are provided for in this Lease and under the other terms and conditions hereof. Within sixty (60) days after its receipt of Tenant’s notice of the exercise of its option to renew the term of this Lease, Landlord shall advise Tenant of what Landlord considers to be the Prevailing Market Rate from which Basic Rent for the Premises shall be determined for the Renewal Term. If Tenant does not notify Landlord within forty-five (45) days thereafter (unless extended by mutual agreement of the parties if good faith negotiations are continuing) that Tenant accepts such rate, Tenant shall be deemed to have revoked its exercise off its renewal option.

11. Suns. Notwithstanding anything in the Lease to the contrary, Landlord hereby grants to Successor Tenant a portion of the signage rights and obligations relating only to the lobby directory and Monument Sign as granted in Paragraph 31.27 of the Lease to Tenant, and Successor Tenant hereby acknowledges and accepts such grant and agrees to assume the liabilities and obligations of the Tenant contained therein as it relates only to the lobby directory and Monument Sign. Landlord and Successor Tenant acknowledge and agree that Successor Tenant shall have no right to place any sign on the exterior of the Building.

12. Captions. Marginal captions and titles to this Amendment are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope of intent of the various provisions of this Amendment.

13. Separability. If any provisions of this Amendment shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

14. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Saving Clause. Except as specifically provided herein, all provisions of the Lease, as amended by this Amendment, are hereby ratified and confirmed, and remain in full force and effect.

16. Assumption. Successor Tenant acknowledges that it has assumed all rights, obligations and liabilities of Tenant, as such term has been used and defined in the Lease, and Landlord consents to such assumption.

17. Parties Bound. This Amendment shall be binding upon and inure to the benefit of Landlord and Successor Tenant and their respective successors and assigns.

18. Authorization. Each individual signing this Amendment on behalf of a legal entity represents that such individual is an authorized representative of such legal entity.

19. Anti-Terrorism Disclosure.

(a)	Successor Tenant certifies that:

(i) Successor Tenant is not in violation of any Anti-Terrorism Law;

(ii) Successor Tenant is not, as of the date hereof:

(1) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(2) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(iv) neither Successor Tenant nor any of its officers, directors, shareholders or members, as applicable, is a Prohibited Person.

(b)	Successor Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tl lsdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the day and year first above written.

ATTEST:	LANDLORD:

PARK RIDGE HOLDING COMPANY,

	By:	/S/ KATHLEEN M. HANDS
	Name:	Kathleen M. Hands
/s/	Title:	E.V.P

ATTEST:	SUCCESSOR TENANT:

iGATE, INC.

	By:	/S/ MICHAEL J. ZUGAY
	Name:	Michael J. Zugay
/s/	Title:	Treasurer

ATTEST:	TENANT:

iGATE MASTECH, INC.

	By:	/S/ DANIEL DAUGHERTY
	Name:	Daniel Daugherty
/s/	Title:	Secretary